Exhibit 10.14

THIRD AMENDMENT TO THE

AVON PRODUCTS, INC. 2005 STOCK INCENTIVE PLAN

This Third Amendment is made to the Avon Products, Inc. 2005 Stock Incentive Plan by Avon Products, Inc., a corporation duly organized and existing under the laws of the State of New York (the “Company”).

AMENDMENT

The Company hereby amends the Plan as follows:

1. Effective as indicated therein, by adding the following new paragraph to the end of Section 2e as follows:

“Effective as of January 1, 2005, for grants of Stock Units, which are subject to Code Section 409A, and effective as of January 1, 2009, for all Awards granted on or after such date, “Change in Control” means “change in control event”, as defined in final regulations issued under Code Section 409A.”

2. Effective as of January 1, 2009, by adding the following sentence to the end of Section 2z as follows:

“Notwithstanding the foregoing, with respect to an Award that is subject to the rules of Code Section 409A, for purposes of determining whether an Eligible Person has had a termination of service under Section 10f, a Subsidiary means any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.

Dated: October 2, 2008	By:	/s/ Andrea Jung
	Title:	Chairman & CEO